Exhibit 99.1

Contact:	Karla Harvill
770-393-5091

Gold Kist Inc. Reports Fourth Quarter and Fiscal Year-end 2006 Results

Announces Additional Cuts in Chicken Production

ATLANTA, Ga. (November 16, 2006) – Gold Kist Inc. (NASDAQ:GKIS) today reported financial results for the fourth quarter and fiscal year ended September 30, 2006. For the 13-week fourth fiscal quarter, Gold Kist reported net income of $3.2 million, or $0.06 per diluted share, compared with net income of $25.0 million, or $0.49 per diluted share, for the 13-week fiscal quarter ended October 1, 2005. Gold Kist also reported adjusted net income of $7.8 million, or $0.15 per diluted share for the fourth fiscal quarter. Adjusted net income is a non-GAAP measure that excludes share-based compensation expense and costs associated with the unsolicited acquisition proposal and exploration of strategic alternatives incurred during the fourth quarter. A reconciliation of adjusted income to net income is included with the financial information attached to this press release. Fourth quarter net sales were $544.3 million, compared with $582.7 million for the quarter ended October 1, 2005.

For fiscal 2006, the Company reported net sales of $2.13 billion, a decline of 7.7 percent, compared with net sales of $2.30 billion for fiscal 2005. Net operating loss for fiscal 2006 was $27.5 million compared with net operating income of $205.6 million for the 12 months ended October 1, 2005. Net loss for the fiscal year ended September 30, 2006, was $17.7 million, or $0.35 per diluted share, compared with net income of $112.2 million, or $2.22 per diluted share, for the fiscal year 2005. Adjusted net loss for the fiscal year ended September 30, 2006, was $11.0 million, or $0.22 per diluted share. Adjusted net loss is a non-GAAP measure that excludes share-based compensation expense, costs associated with the unsolicited acquisition proposal and exploration of strategic alternatives and proceeds from antitrust settlements incurred or received during the fiscal year. A reconciliation of adjusted net loss to net loss is included with the financial information attached to this press release.

“Conditions in the poultry industry changed significantly in fiscal 2006 following the two best years in the Company’s history,” said John Bekkers, president and chief executive officer. “In fiscal 2006, an oversupply of broilers and competing meats led to a decline in broiler prices. The decrease in net sales was due to a decline of 8.3 percent in average broiler prices for fiscal 2006. We believe concern about avian influenza in export markets was the primary cause for reduced consumption in those markets, which further contributed to greater domestic supply and lower sales prices for the year.

“Processing costs continued to increase for the fiscal year due to higher utilities, freight and packaging costs,” Bekkers added. “Total feed costs were slightly lower in fiscal 2006 due to a 10.8 percent decrease in soybean meal costs, which offset a 5.1 percent increase in the cost of corn. Feed costs are expected to increase in the first half of fiscal 2007 due to higher corn prices resulting from the increased demand for alternative energy production and the reduction in corn crop estimates by the USDA.

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Gold Kist Announces Fiscal 2006 Financial Results

November 16, 2006

“We continue to believe that our strategy of increasing value-added and private-label products, along with improving productivity, will help offset some of the impact of the latest industry downturn. With the opening in November 2006 of a $70 million, 180,000-square-foot expansion at our poultry processing facility in Live Oak, Florida, and the September 2006 opening of our $30 million, 80,000-square-foot expansion in Guntersville, Alabama, we mark the completion of two important steps in the execution of our strategic capital expenditure plan. Both of these plants add substantial capacity for producing value-added products and products that will be sold at retail markets under private labels.

“In view of the continuing oversupply situation indicated by the weakness in the prices for white meat, Gold Kist is announcing today an additional 1.75 percent reduction in broiler placements. This will result in a total reduction of 5 percent, or 700,000 chickens, per week compared with our fiscal 2005 full production levels. In addition, we also will set lower target weights for a portion of our large bird deboning operations. We believe the Company is well-positioned, both financially and operationally, to weather the current industry conditions and prosper as the cycle improves,” said Bekkers.

Gold Kist Inc. will hold a conference call today, November 16, 2006, at 11 a.m. Eastern Time to discuss financial and operational results for the fourth quarter and fiscal year ended September 30, 2006, and other matters related to the Company. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.goldkist.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call. If Internet access is unavailable, you may listen to the live call by telephone by dialing (800) 289-0494. The confirmation number for this call is 6763149.

This news release contains “forward-looking statements” as defined in the federal securities laws regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating to the Company’s strategy of enhancing its value-added product lines, focusing on cost controls, becoming more efficient, improving its performance and growing the Company’s private label business, and relating to pricing trends and processing costs. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for finished and value-added products including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of the Company’s sales and marketing programs; disease outbreaks affecting broiler production, demand and/or marketability of the Company’s products; uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; risks associated with effectively executing risk management activities; changes in the availability and relative costs of labor and contract growers; effectiveness of the Company’s capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on the Company’s debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2005, and subsequently filed Quarterly Reports on Form 10-Q. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Gold Kist Announces Fiscal 2006 Financial Results

November 16, 2006

About Gold Kist

Gold Kist is the third largest chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2005. Gold Kist operates a fully integrated chicken production business that includes live production, processing, marketing and distribution. Gold Kist’s operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the Company’s Web site at http://www.goldkist.com.

Gold Kist will file a proxy statement in connection with its 2007 annual meeting of stockholders. Gold Kist stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company’s Internet website at www.goldkist.com or by writing to Gold Kist Inc., Attn: Investor Relations, 244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346. In addition, copies of Gold Kist’s proxy materials may be requested by contacting Gold Kist’s proxy solicitor, MacKenzie Partners, Inc. at (800) 322 2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Gold Kist stockholders is available on Schedule 14A filed with the Securities and Exchange Commission on August 21, 2006.

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Gold Kist Announces Fiscal 2006 Financial Results

November 16, 2006

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	October 1, 2005	Sept. 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$143,567	$77,532
Receivables, net	125,389	114,758
Inventories, net	233,681	225,831
Deferred income taxes, net	11,506	11,015
Other current assets	26,873	14,279

Total current assets	541,016	443,415

Investments	10,747	15,893
Property, plant and equipment, net	286,515	332,902
Deferred income taxes, net	27,359	17,682
Other assets	52,284	59,245

	$917,921	$869,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$1,518	$2,221
Accounts payable	77,492	69,927
Accrued compensation and related expenses	27,292	17,571
Income taxes payable	34,850	18,244
Accrued insurance costs	39,458	29,084
Other current liabilities	36,105	36,904

Total current liabilities	216,715	173,951

Long-term debt, less current maturities	143,714	141,440
Accrued postretirement benefit costs	58,411	22,380
Accrued insurance costs	32,600	44,389
Other liabilities	13,527	15,519

Total liabilities	464,967	397,679

Stockholders’ equity:
Preferred stock	—	—
Common stock	511	511
Additional paid-in capital	401,845	407,973
Accumulated other comprehensive loss	(61,265)	(30,732)
Retained earnings	112,246	94,501
Common stock held in treasury	(383)	(795)

Total stockholders’ equity	452,954	471,458

	$917,921	$869,137

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Gold Kist Announces Fiscal 2006 Financial Results

November 16, 2006

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	October 1, 2005	Sept. 30, 2006	October 1, 2005	Sept. 30, 2006
Net sales	$582,660	$544,311	$2,304,262	$2,127,374
Cost of sales	505,462	502,030	1,984,178	2,041,171

Gross profit	77,198	42,281	320,084	86,203
Distribution, administrative and general expenses	25,283	28,955	112,177	107,526
Pension plan settlement loss	906	—	906	—
Conversion expenses	—	—	1,418	—
Costs associated with unsolicited acquisition proposal and exploration of strategic alternatives	—	6,152	—	6,152

Net operating income (loss)	51,009	7,174	205,583	(27,475)

Other income (expenses):
Interest and dividend income	2,085	1,182	5,906	5,528
Interest expense	(5,253)	(3,245)	(23,619)	(15,347)
Debt prepayment interest and write-off of related fees and discount	(6,170)	—	(16,186)	—
Write off of investment	(2,500)	—	(2,500)	—
Miscellaneous, net	503	1,097	4,653	4,925

Total other expenses, net	(11,335)	(966)	(31,746)	(4,894)

Income (loss) before income taxes	39,674	6,208	173,837	(32,369)
Income tax expense (benefit)	14,703	3,015	61,591	(14,624)

Net income (loss)	$24,971	$3,193	$112,246	$(17,745)

Net income (loss) per common share:
Basic	$0.50	$0.06	$2.24	$(0.35)

Diluted	$0.49	$0.06	$2.22	$(0.35)

Weighted average common shares outstanding:
Basic	50,042	50,122	49,999	50,100

Diluted	50,855	51,217	50,636	50,100

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Gold Kist Announces Fiscal 2006 Financial Results

November 16, 2006

GOLD KIST INC.

RESULTS FROM OPERATIONS – NET INCOME RECONCILIATION

(Amounts in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	October 1, 2005	Sept. 30, 2006	October 1, 2005	Sept. 30, 2006
Net sales	$582.7	$544.3	$2,304.3	$2,127.4

Net income (loss)	25.0	3.2	112.2	(17.7)

GAAP earnings (loss) per share	0.49	0.06	2.22	(0.35)

Adjustments to net income:
Conversion expense	—	—	1.4	—
Debt prepayment interest	6.2	—	16.2	—
Share-based compensation expenses	0.9	1.1	9.8	6.0
Anti-trust settlements	(0.3)	—	(2.4)	(1.4)
Pension settlement expense	0.9	—	0.9	—
Loss on investment	2.5	—	2.5	—
Costs associated with unsolicited acquisition proposal and exploration of strategic alternatives	—	6.2	—	6.2
Other	1.8	—	1.8	—

Total Adjustments	12.0	7.3	30.2	10.8

Tax provision at 37.5%	(4.5)	(2.7)	(11.3)	(4.1)
Tax-affected adjustment	7.5	4.6	18.9	6.7

Adjusted net income (loss)	$32.5	$7.8	$131.1	$(11.0)

Adjusted earnings (loss) per share	$0.64	$0.15	$2.59	$(0.22)

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